Exhibit 99.2

Cellular Biomedicine Group Releases Positive 48-Week Data from Phase I/IIa Clinical Trial for ReJoinTM Treatment of Knee Osteoarthritis (KOA)

PALO ALTO, California/December 5, 2014/GlobeNewswire – Cellular Biomedicine Group, Inc. (NASDAQ:CBMG) (the “Company”), a biomedicine firm engaged in the development of effective treatments for degenerative and cancerous diseases, today released the 48-week follow-up data analysis of its Phase I/IIa clinical trial for Rejoin™ human adipose-derived mesenchymal progenitor cell (haMPC) regenerative therapy for Knee Osteoarthritis (KOA). The trial, conducted by Shanghai Renji Hospital, tested the safety and efficacy of intra-articular injections of autologous haMPCs in order to reduce inflammation and repair damaged joint cartilage. The data analysis was presented by Dr. Wei (William) Cao, PhD, BM, Chief Executive Officer of Cellular Biomedicine Group, at the 10th Annual World Stem Cell Summit (WSCS) and RegMed Capital Conference (RMCC) held in San Antonio, Texas. A copy of the presentation has been filed on Form 8K with the SEC and can be viewed at the following URL http://www.nasdaq.com/symbol/cbmg/sec-filings .

“We are very encouraged with the data from this trial. Patients have reported a decrease in pain and a significant improvement in mobility and flexibility, while the clinical data shows ReJoinTM regenerative medicine treatment to be safe. We are excited about the progress and look forward to publishing the interim data from the Phase IIb trial in the first quarter of 2015,” commented Dr. Cao. “The opportunity for patients to regenerate their damaged knee cartilage using their own stem cells could be more preferable than undergoing painful, invasive knee replacement surgery or other invasive surgical procedures. In addition to the potential to improve quality of life for many patients, the positive results from the ReJoinTM trial help to forge a pathway for the commercialization of this therapy in China, in what we believe is the largest KOA market in the world.”

The primary endpoints for this trial were safety and knee-related pain, stiffness and function measured using the Western Ontario and McMaster Universities (WOMAC) osteoarthritis index questionnaire. The secondary endpoints were cartilage repair during 48 weeks post cell therapy, defined through changes of both knee joints’ cartilage volume measured with 3D SPGR quantitative magnetic resonance imaging (MRI) as well as NRS-11, SF-36 and KSCRS scores.

Analysis of the full 48-week follow-up data has revealed:

●
3D SPGR MRI Quantitative Assessment : Increase in cartilage volume of whole joint as early as 12 weeks after the therapy, and confirmed significant increase (P<0.002) at 48 weeks after the therapy; reduction of bone marrow lesions in some patients

●	Western Ontario and McMaster Universities Arthritis Index (WOMAC): Decreased by 9.92 from the baseline (P<0.01) at 48 weeks after the therapy; improved knee mobility
●	Numeric Rating Scale for Pain (NRS-11): 2.75 (P<0.01) and 2.35 (P<0.01) at 12 weeks and 24 weeks, respectively, 0.92 (P>0.05) at 48 weeks from the baseline after the therapy
●	Short Form Health Survey (SF-36): Decreased by 6.31 from the baseline (P>0.05) at 48 weeks after the therapy
●	Knee Society Clinical Rating System (KSCRS): Increased by 20.38 from the baseline (P<0.05); prolonged walking distance at 48 weeks after the therapy
●	No serious adverse events reported to date

About Knee Osteoarthritis

According to the Foundation for National Institutes of Health, there are 27 million Americans with Osteoarthritis (OA), and symptomatic Knee Osteoarthritis (KOA) occurs in 13% of persons over 60 years of age. The International Journal of Rheumatic Diseases, 2011 reports approximately 57 million people in China suffering from KOA. Currently no treatment exists that can effectively preserve knee joint cartilage or slow the progression of KOA. Current common drug-based methods of management, including anti-inflammatory medications (NSAIDs), only provide relief of symptoms accompanied by the risk of side effects. The mobility of patients with KOA is compromised, leading to sedentary lifestyle and increases all causes of mortality, doubles the risk of cardiovascular diseases, diabetes, and obesity, and increases the risks of colon cancer, high blood pressure, osteoporosis, lipid disorders, depression and anxiety. According to Epidemiology of Rheumatic Disease (Silman AJ, Hochberg MC. Oxford Univ. Press, 1993:257) 53% of KOA patients will eventually become disabled.

About the Clinical Trial

Cellular Biomedicine Group’s Phase I/IIa clinical trial studies the safety and efficacy of CBMG’s proprietary adipose-derived mesenchymal progenitor cell (haMPC)-based therapy (ReJoinTM) for knee osteoarthritis. The trial is conducted by Shanghai’s Renji Hospital, a leading teaching hospital affiliated with Shanghai Jiao Tong University School of Medicine.

About ReJoinTM Therapy

Cellular Biomedicine Group’s ReJoinTM therapy for KOA is an interventional therapy that consists of 30ml of adipose (fat) tissue obtained via lipoaspiration from the patient, from which the patient’s vascular stromal cells (VSC; a combination of several types of monocytes including mesenchymal stem cells) are isolated using CBMG’s proprietary medical device, the A-Stromal Kit, which produces a high yield of VSC, and haMPCs are then expanded using CBMG’s proprietary culture medium, and formulated for ReJoinTM therapy using CBMG's proprietary formulation. After three weeks of cell culture there is an initial injection into the knee joints and a second injection three weeks later.  The rest of the patient's haMPC are banked for potential future use.

Some of the special characteristics of ReJoinTM regenerative therapy for KOA are:

●	Autologous – patient’s own cells
●	No potential of immune rejection
●	Readily available, easy to source via minimally invasive lipoaspirate, only 30ml of adipose (fat) tissue required
●	Unlimited supply of patient’s own cells from one lipoaspirate
●	Profound results, including cartilage regrowth, in as early as 12 weeks
●	Relatively quick recovery compared to knee replacement surgery
●	Potential long term therapeutic effects
●	No serious adverse events reported to date

Cellular Biomedicine Group is currently running a multi-center Phase IIb clinical trial for ReJoinTM, which further studies the efficacy of CBMG’s proprietary haMPC-based regenerative therapy for KOA.

About Cellular Biomedicine Group

Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative diseases and cancers.  Our developmental stem cell, progenitor cell, and immune cell projects are the result of research and development by scientists and doctors from China and the United States. Our flagship GMP facility, consisting of eight independent cell production lines, is designed, certified and managed according to U.S. standards.  To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contacts:

Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566-5064
sarah.kelly@cellbiomedgroup.com

Vivian Chen
Managing Director Investor Relations, Grayling
+1 646 284-9427
vivian.chen@grayling.com